Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES NET LOSS
IN SECOND QUARTER 2010
July 28, 2010
Augusta, Georgia
Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia reported today a net loss of $1,906,000, or ($.55) per diluted common share, for the three months ended June 30, 2010, compared to a net profit of $899,000, or $.26 per diluted common share, for the three months ended June 30, 2009. The company reported a net loss of $1,068,000 for the six months ended June 30, 2010, or ($.31) per diluted common share, compared to a net profit of $1,294,000, or $.37 per diluted common share, for the six months ended June 30, 2009. Book value totaled $12.13 per common share at June 30, 2010, as compared to book value of $11.63 per common share at June 30, 2009.
Net interest income for the six months ended June 30, 2010 totaled $8,594,000, a 28.2% increase over the $6,703,000 earned during the first six months of 2009. The net interest margin increased during the first six months of 2010 to 3.86% compared to 3.05% for the first six months of 2009. Non-interest income decreased 4.3% for the six month period ending June 30, 2010 to $6,083,000 compared to $6,359,000 for the six month period ending June 30, 2009. Non-interest expense increased 6.7% to $10,761,000 for the six months ended June 30, 2010 compared to $10,087,000 for the six months ended June 30, 2009. Total assets increased 1.4% to $490.7 million since 2009 year-end. Total net loans, excluding loans held for sale, declined 3.0% during the six month period ended June 30, 2010 to $321.9 million, while deposits increased 2.5% over the same time period to $415.3 million.
Remer Y. Brinson III, President & CEO of the Company, stated “During the second quarter of 2010, we significantly increased our provision for loan and lease losses in light of the continued weakness in the economy and significantly reduced our level of non-performing assets. During the second quarter of 2010, our provision for loan losses totaled $4,706,000 versus the $613,000 recorded for the second quarter of 2009. Charge offs for the quarter totaled $3.8 million.”
“For the first six months of 2010, our provision totaled $5,792,000, compared to $1,240,000 for the first six months of 2009. Asset quality is always a primary focus, but especially in the current economic environment. Overall, we have significantly reduced non-performing assets in 2010 by $2.9 million, or 27.4%.
“Our core earnings, however, remain strong as does our capital position.” Brinson continued. “All of our capital ratios are well above regulatory guidelines for “well-capitalized” banks. We do expect positive earnings for the remaining two quarters and anticipate generating a net profit for the year.”
Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia and Jacksonville, Florida.
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2010	2009
ASSETS

Cash and due from banks	$12,473	$10,970
Interest-bearing deposits with banks	22,142	2,085
Federal funds sold	—	3,175
Securities available-for-sale	49,003	44,461
Loans, net of allowance for loan losses of $6,123 and $5,072, respectively	321,876	331,777
Loans, held for sale	52,474	58,135
Bank premises and fixed assets	9,455	9,654
Accrued interest receivable	1,738	1,851
Foreclosed real estate, net of allowance	3,530	4,466
Deferred tax asset, net	1,063	1,018
Federal Home Loan Bank stock	2,828	2,828
Bank-owned life insurance	8,982	8,812
Other assets	5,166	4,781

Total assets	$490,730	$484,013

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$43,530	$41,787
Interest-bearing:
NOW accounts	40,340	36,395
Savings	53,132	51,424
Money market accounts	24,964	19,232
Time deposits of $100,000, and over	178,247	179,123
Other time deposits	75,045	77,279

Total deposits	415,258	405,240

Federal funds purchased	—	—
Federal Home Loan Bank borrowings	—	3,600
Repurchase agreements	4,513	3,697
Current portion of long-term debt	—	—
Long-term debt	25,000	25,000
Other liabilities, borrowings, and retail deposit agreements	3,278	3,203

Total liabilities	448,049	440,740

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,517,700 and 3,499,477 shares issued and outstanding	4	4
Additional paid-in-capital	15,684	15,567
Retained Earnings	26,287	27,355
Accumulated other comprehensive income	706	347

Total shareholders’ equity	42,681	43,273

Total liabilities and shareholders’ equity	$490,730	$484,013

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Interest income	2010	2009	2010	2009
Interest and fees on loans	$5,721	$5,551	$11,273	$10,656
Interest on taxable securities	436	499	831	1,067
Interest on nontaxable securities	93	103	190	208
Interest on Federal funds sold and other interest	7	1	14	3

Total interest income	6,257	6,154	12,308	11,934

Interest expense
Interest on time deposits of $100,000 or more	926	1,488	1,862	2,995
Interest on other deposits	681	852	1,403	1,720
Interest on funds purchased and other borrowings	226	244	449	516

Total interest expense	1,833	2,584	3,714	5,231

Net interest income	4,424	3,570	8,594	6,703

Provision for loan losses	4,706	613	5,792	1,240

Net interest income after provision for loan losses	(282)	2,957	2,802	5,463

Noninterest income
Service charges on deposits	363	363	706	698
Gain on sale of mortgage loans	2,436	2,749	4,855	4,644
Other income/loss	255	615	522	1,017

Total noninterest income	3,054	3,727	6,083	6,359

Noninterest expense
Salaries and employee benefits	3,325	3,249	6,377	6,140
Occupancy expenses	440	401	818	819
Other expenses	1,911	1,786	3,566	3,128

Total noninterest expense	5,676	5,436	10,761	10,087

Income before income taxes	(2,904)	1,248	(1,876)	1,735

Income tax expense	(998)	349	(808)	441

Net income	$(1,906)	$899	$(1,068)	$1,294

Net income per share of common stock
Basic	$(0.54)	$0.26	$(0.30)	$0.37

Diluted	$(0.55)	$0.26	$(0.31)	$0.37

Dividends per share of common stock	$—	$—	$—	$—